Exhibit 99.1
FOR IMMEDIATE RELEASE
LAMSON & SESSIONS ANNOUNCES FIVE-YEAR CREDIT AGREEMENT
     CLEVELAND, Ohio, November 20, 2006 – Lamson & Sessions (NYSE:LMS) today announced that it has entered into an amendment of its existing credit agreement. The amended agreement is a five-year, $250 million revolving credit facility with a group of banks led by Bank of Montreal.
     The Company has the option to request up to a $50 million increase in the revolving credit amount, for a total of $300 million.
     Interest on the credit facility will be based on LIBOR plus a spread ranging from 0.5 percent to 1.75 percent, depending on the Company’s performance. The credit facility will expire on November 20, 2011.
     “Due to our strong cash flow and operating results, we have been able to substantially eliminate our existing debt, and our improved financial position has allowed us to realign our credit agreement, said James J. Abel, Executive Vice President and Chief Financial Officer. “This agreement significantly increases our borrowing capacity, provides more covenant flexibility and greatly enhances our ability to pursue various growth opportunities or capital realignment activities”.
     Lamson & Sessions is a leading producer of thermoplastic enclosures, fittings, wiring outlet boxes and conduit for the electrical, telecommunications, consumer, power and wastewater markets. For additional information, please visit our Web site at: www.lamson-sessions.com.
     This press release contains forward-looking statements that involve risks and uncertainties within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those expected as a result of a variety of factors, such as: (i) the volatility of resin pricing, (ii) the ability of the Company to pass through raw material cost increases to its customers, (iii) the continued availability of raw materials and consistent electrical power supplies, (iv) maintaining a stable level of housing starts, telecommunications infrastructure spending, consumer confidence and general construction trends, (v) any adverse change in the country’s general economic condition affecting the markets for the Company’s products and (vi) the ability of the Company to identify and complete acquisitions that would complement its business, including the possibility of needing additional debt and equity financing to complete such acquisitions. Because forward-looking statements are based on a number of beliefs, estimates and assumptions by management that could ultimately prove to be inaccurate, there is no assurance that any forward-looking statement will prove to be accurate.
FOR FURTHER INFORMATION, PLEASE CONTACT:
James J. Abel
Executive Vice President and
Chief Financial Officer
Lamson & Sessions
(216) 766-6557